Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 21, 2007
CLARCOR REPORTS FIRST QUARTER 2007 RESULTS
Unaudited Fiscal First Quarter 2007 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%
	3/3/07	3/4/06	Change
Net Sales	$209,530	$213,183	(1.7)
Operating Profit	23,581	$25,873	(8.9)
Net Earnings	16,373	$16,201	1.1
Diluted Earnings Per Share	$0.32	$0.31	3.2
Average Diluted Shares Outstanding	51,955,610	52,498,939	(1.0)
First Quarter 2007 Operating Review
     FRANKLIN, TN, Wednesday, March 21, 2007—CLARCOR Inc. (NYSE: CLC) today reported results for the first quarter ended March 3, 2007. Sales in the first quarter of 2007 declined by $4 million, a 2% decrease compared to the first quarter of 2006. Operating profit decreased by 9% compared to the same quarter in 2006. Net earnings increased by 1% and diluted earnings per share increased by 3%. Foreign currency fluctuations did not materially impact sales or net earnings for the quarter.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Our first quarter results were below our expectations and were unusual for us. Although not every one of our businesses performs well each quarter, it is not typical for us to have operating results below our forecast in more than a few of our operations. We remain confident, however, that subsequent quarters will be much stronger and believe that we will meet our original earnings per share forecast of $1.67 to $1.77 for fiscal 2007. Our operating results were adversely impacted by manufacturing and shipping delays at several of our HVAC facilities due primarily to our restructuring program, customer requested shipping delays, a slowing in first quarter truck and rail freight traffic in North America partially due to weather and a snowstorm which closed one of our heavy-duty manufacturing plants for several days.
“I think it is important to explain why we believe that subsequent quarters will show an improvement from the first quarter and why we expect increased sales and operating profits in the remaining three quarters of fiscal 2007 compared to the same quarters in 2006. First, our international business is very strong, and we believe this will continue through the rest of 2007. Second, shipment and installation of several of our larger filtration systems were unexpectedly delayed until the second quarter. Third, it is not unusual for certain industries that we serve to have irregular order patterns. This was certainly true during the first quarter with respect to aerospace filter orders, packaging products for confectionary companies, filter sales to the fiber and resin markets and HVAC filter sales to retail and wholesale outlets. Based on current forecasts and order demand, we expect this trend to reverse in the second quarter and for the rest of 2007. Fourth, we expect our customers will need to replenish inventory levels due to the sudden drop in orders at the end of February. Finally, we do not expect the slowdown in rail and truck freight traffic that we experienced in the first quarter will continue.
“Engine/Mobile segment sales increased by 6.2%, with growth across all major market segments, both domestically and internationally. This sales increase was actually less than we expected, and we believe was due, as I noted above, to a slowdown in freight tonnage movements in North America. Market demand for heavy-duty filter products from traditional aftermarket and OEM dealer customers remains solid, as does product demand from railroad filter and dust collector cartridge customers. We expect product demand to increase for the rest of 2007 and that the rate of growth to increase from what we experienced in the first quarter. The segment’s operating margin of 21% was the same as in last year’s first quarter.
“Industrial/Environmental segment sales declined by 6%. Although the decline covered many industrial sectors, there were several which grew strongly during the quarter. Filter sales to the oil and gas industry and sales of process liquid filter systems and filters, primarily for the aviation fuel and defense sectors, both domestically and internationally, had double-digit growth compared to last year. Though sales of filters used by resin and fiber manufacturers declined during the first quarter, order demand and our sales backlog are very strong and we expect significant growth for the rest of the year for this product line.
“Our HVAC restructuring program continues on schedule and is proceeding well and as planned. Though we experienced manufacturing and shipping delays in the first quarter as we reengineered certain of our production facilities, this was not unexpected. Our new facility in Pittston, Pennsylvania is on track to start production during the second quarter. We have not changed our estimate for 2007 of $2.1 million in costs associated with the restructuring program primarily incurred in the second and third quarters of 2007 which are anticipated to be offset by an estimated $3.4 million in cost reductions that we expect to realize in the last half of 2007. The result should be a net operating profit benefit of $1.3 million in 2007. Partly as a result of decline in sales and the restructuring costs incurred in the first quarter, operating margin declined for this segment from 5.3% last year to 3.0% this year. For our Industrial/Environmental segment overall, we expect margins for the remaining three quarters of 2007 will be approximately 8%, compared to 6.3% in the last three quarters of 2006.
“Our Packaging segment had an unexpectedly large decline in first quarter sales of 15%. The first quarter is normally this segment’s slowest. We believe that first quarter sales growth and particularly operating margins will not be indicative of performance during the next three quarters. Several of our larger consumer product customers took fewer products than we had anticipated during the quarter. These customers have confirmed their forecast for the rest of 2007, and therefore, we expect to increase shipments to them as the year progresses.
“Other income this quarter was primarily the result of larger cash balances and short-term investments, driven by our continuing strong cash flow and increased interest rates. During the quarter, we did not repurchase any of our common stock under our current $150 million share repurchase authorization, of which approximately $110 million remains available. Repurchases in future quarters will depend on cash availability, acquisition opportunities and the market price of our common stock.
“Our tax rate in the first quarter at 31.1% was significantly lower than will be the case for the rest of 2007. In the first quarter, we recorded a $500,000 entry related to fiscal 2006 due to the passage by Congress of the Research and Experimentation Tax Credit extension in December 2006. Interest income from increased tax-exempt investments and faster profit growth in international operations with lower tax rates than in the U.S. also contributed to a lower tax rate. For the rest of 2007, we expect our effective tax rate to be approximately 35.0%. Capital expenditures this year are expected to be approximately $40 million to $45 million compared to $18 million in 2006. This increase is largely due to the HVAC restructuring program and new products and production lines, such as our new nanofiber media line which will become operational later this year.
“We still expect that 2007 earnings per share will be in the $1.67 to $1.77 range. This estimate is unchanged from our estimate in January despite our first quarter results. We expect domestic growth to rebound beginning in the second quarter and international sales growth, which was very strong in the first quarter, to continue.”
CLARCOR will be holding a conference call to discuss the first quarter results at 9:00 a.m. CDT on March 22, 2007. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 6194032. The replay will be available through March 29, 2007 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated affects on results of operations or financial condition from recent and expected developments or event; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2006 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2007 UNAUDITED FIRST QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Three Months
For periods ended March 3, 2007 and March 4, 2006	2007	2006
Net sales	$209,530	$213,183
Cost of sales	148,550	149,409

Gross profit	60,980	63,774
Selling and administrative expenses	37,399	37,901

Operating profit	23,581	25,873
Other income (expense)	261	(41)

Earnings before income taxes and minority interests	23,842	25,832
Income taxes	7,418	9,520

Earnings before minority interests	16,424	16,312
Minority interests in earnings of subsidiaries	(51)	(111)

Net earnings	$16,373	$16,201

Net earnings per common share:
Basic	$0.32	$0.31

Diluted	$0.32	$0.31

Average shares outstanding:
Basic	51,289,477	51,792,245
Diluted	51,955,610	52,498,939
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 3,	December 2,
	2007	2006
Assets
Current assets:
Cash and cash investments	$39,038	$29,051
Short-term investments	31,450	32,195
Accounts receivable, net	148,209	158,157
Inventories	136,555	129,673
Other	30,222	31,264

Total current assets	385,474	380,340
Plant assets, net	151,008	146,529
Acquired intangibles, net	171,177	169,033
Pension assets	20,140	19,851
Other assets	11,613	11,763

	$739,412	$727,516

Liabilities
Current liabilities:
Current portion of long-term debt	$57	$58
Accounts payable and accrued liabilities	99,787	107,129
Income taxes	12,595	11,241

Total current liabilities	112,439	118,428
Long-term debt	15,933	15,946
Long-term pension liabilities	18,318	17,476
Other liabilities	38,207	38,157

	184,897	190,007
Shareholders’ Equity	554,515	537,509

	$739,412	$727,516

SUMMARY CASH FLOWS
(Dollars in thousands)

	Three Months
	2007	2006
From Operating Activities
Net earnings	$16,373	$16,201
Depreciation	5,503	5,483
Amortization	784	538
Stock compensation expense	910	632
Excess tax benefits from stock compensation	(1,823)	(903)
Changes in short-term investments	745	(6,435)
Changes in assets and liabilities, excluding short-term investments	991	(9,912)
Other, net	470	116

Total provided by operating activities	23,953	5,720

From Investing Activities
Plant asset additions	(7,832)	(2,906)
Business acquisitions	(6,577)	(206)
Other, net	(79)	8

Total used in investing activities	(14,488)	(3,104)

From Financing Activities
Payments on long-term debt	(17)	(18)
Cash dividends paid	(3,718)	(3,499)
Excess tax benefits from stock compensation	1,823	903
Other, net	2,416	2,649

Total provided by financing activities	504	35

Effect of exchange rate changes on cash	18	267

Change in Cash and Cash Investments	$9,987	$2,918

CLARCOR 2007 UNAUDITED FIRST QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended
	March 3,	March 4,
	2007	2006
Net sales by segment:
Engine/Mobile Filtration	$96,696	$91,032
Industrial/Environmental Filtration	96,239	102,656
Packaging	16,595	19,495

	$209,530	$213,183

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$19,073
Industrial/Environmental Filtration	2,874	5,485
Packaging	430	1,315

	$23,581	$25,873

Operating margin by segment:
Engine/Mobile Filtration	21.0%	21.0%
Industrial/Environmental Filtration	3.0%	5.3%
Packaging	2.6%	6.7%

	11.3%	12.1%

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